Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement is dated as of March 3, 2008, and is entered into between Knoll, Inc., a Delaware corporation (the “Company”), and Lynn M. Utter (“Executive”).

WHEREAS, Executive and the Company desire to embody in this Agreement the terms and conditions of Executive’s employment by the Company.

NOW, THEREFORE, the parties hereby agree:

ARTICLE I

Employment, Duties and Responsibilities

1.01. Employment. The Company shall employ Executive as President and Chief Operating Officer of Knoll North America as of March 3, 2008. Executive hereby accepts such employment. Executive agrees to devote her full business time and efforts to promote the interests of the Company.

1.02. Duties and Responsibilities. Executive shall have such duties and responsibilities as are customarily associated with such position and as are assigned to the Executive from time to time by the Company’s Chief Executive Officer (the “CEO”). Executive shall in any event perform such additional services, without the receipt of additional compensation, with respect to the Company’s subsidiaries as are assigned from time to time by the CEO or the Company’s Board of Directors (the “Board”).

ARTICLE II

Term

2.01. Term. (a) The term of this Agreement (the “Term”) shall commence on March 3, 2008, and shall continue until December 31, 2009; provided, however, that the term of the Executive’s employment shall be automatically extended without further action of either party for successive additional periods of one year, unless written notice of either party’s intention not to extend has been given to the other party at least sixty (60) days prior to the expiration of the then effective term.

(b) Executive represents and warrants to the Company that to the best of her knowledge, neither the execution and delivery of this Agreement nor the performance of her duties hereunder violates or will violate the provisions of any other agreement to which she is a party or by which she is bound.

ARTICLE III

Compensation and Expenses

3.01. Salary, Bonuses and Benefits. As compensation and consideration for the performance by Executive of her obligations under this Agreement, Executive shall be entitled to the following (subject, in each case, to the provisions of Article V hereof):

(a) The Company shall pay Executive a base salary (“Base Salary”) during the Term, payable in accordance with the normal payment procedures of the Company and subject to such withholdings and other normal employee deductions as may be required by law, at the rate of not less than $400,000 per annum.

(b) Subject to the approval of the Company’s Board of Directors and the terms of the Knoll, Inc. Stock Option Grant Policy, Executive will receive 100,000 restricted shares and stock options to purchase 100,000 shares of Knoll, Inc. common stock under the Company’s Stock Incentive Plans. Consistent with the Company’s Stock Option Grant Policy, these grants will be submitted to the Knoll Stock Option Committee at a meeting scheduled after the commencement of Executive’s employment by the Company and the grants would become effective the third trading day after the next public announcement of quarterly financial results after such meeting. The Company expects that the grant date will be April 21, 2008. Consistent with the Company’s Stock Option Grant Policy, the stock options would have an exercise price equal to the closing price of the Company’s common stock on the New York Stock Exchange on the grant date. The stock options and restricted shares will vest equally over 5 years and be evidenced by the Company’s standard stock option and restricted share agreements to be signed by the Executive and the Company.

(c) Executive shall participate during the Term in such pension, life insurance, health, disability and major medical insurance plans, and in such other employee benefit plans and programs, for the benefit of the employees of the Company, as may be maintained from time to time during the Term, in each case to the extent and in the manner available to other executive officers of the Company and subject to the terms and provisions of such plans or programs.

(d) Executive shall participate annually during the Term in the Knoll annual incentive program. Executive shall receive a guaranteed bonus for 2008 of $400,000. After 2008, payout under Knoll annual incentive program is discretionary based on the Company meeting goals set by the Board, which goals may include, without limitation, specific individual goals and/or corporate performance parameters such as revenue, profit, balance sheet and cash management objectives. All bonuses under the annual incentive program, including the 2008 guaranteed bonus, are payable in the month of February following the year in which they are earned and are contingent upon Executive’s employment by Knoll at the time of payment.

(e) Executive shall be entitled to twenty (20) vacation days for the remainder of 2008 and each calendar year thereafter until the termination of this Agreement. Vacation days must be used by the Executive in accordance with Company policy. Executive will be entitled to additional vacation days once she accrues more than twenty (20) days under the Knoll vacation accrual schedule.

(f) During and after the Term, the Company agrees that if Executive is made a party, or compelled to testify or otherwise participate in, any action, suit or proceeding, (a “Proceeding”), by reason of the fact that she is or was a director or officer of the Company or any of its subsidiaries, the Executive shall be indemnified by the Company to the fullest extent permitted by Section 145 of the Delaware General Corporation Law or authorized by the Company’s certificate of incorporation or bylaws or resolutions of the Company’s Board against all cost, expense, liability and loss reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if she has ceased to be a director or officer of the Company or subsidiary, for the period of any applicable statute of limitations or, if longer, for the period in which any such Proceeding which commenced within the period of any such statute of limitations is pending. The Company shall advance to the Executive all reasonable costs and expenses incurred by her in connection with a Proceeding within 20 days after receipt by the Company of a written request for such advance. Such request shall include an itemized list of the costs and expenses and an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that, pursuant to applicable law, she is not entitled to be indemnified against such costs and expenses. During the Term (and thereafter for the period of any applicable statute of limitations), the Company agrees to purchase from a reputable insurance company, and maintain, a directors’ and officers’ liability insurance policy covering the Executive, in amounts reasonably determined by the Board to be appropriate for directors and officers of the Company given the Company’s business, securities, operations and financial condition.

3.02. Expenses. The Company will reimburse Executive for reasonable business-related expenses incurred by her in connection with the performance of her duties hereunder during the Term, subject, however, to the Company’s policies relating to business-related expenses as in effect from time to time during the Term.

3.03. Relocation Expenses; Travel Expenses. The Company will reimburse Executive for up to $100,000 in relocation expenses pursuant to the Knoll Relocation Guidelines and all such relocation expenses will be grossed up for tax purposes. In order to comply with Internal Revenue Code Section 409A, all such expenses must be incurred on or before December 31, 2008 and submitted by Executive to the Company on or before February 15, 2009. Exhibit A attached hereto sets forth a non-exclusive list of permitted expenses. Additionally, beginning on the date of this Agreement through August 31, 2008, the Company will reimburse Executive for reasonable personal travel expenses such as costs for hotels in Pennsylvania and travel between Pennsylvania and Denver, Colorado.

ARTICLE IV

Exclusivity, Etc.

4.01. Exclusivity. Executive agrees to perform her duties, responsibilities and obligations hereunder efficiently and to the best of her ability. Executive agrees that she will devote her entire working time, care and attention and best efforts to such duties, responsibilities and obligations throughout the Term. Executive also agrees that she will not engage in any other business activities, pursued for gain, profit or other pecuniary advantage, that are competitive with the activities of the Company, except as permitted in Section 4.02 below. Executive agrees that all of her activities as an employee of the Company shall be in conformity with all policies, rules and regulations and directions of the Company.

4.02. Other Business Ventures. Executive agrees that, so long as she is employed by the Company, she will not own, directly or indirectly, any controlling or substantial stock or other beneficial interest in any business enterprise which is engaged in, or competitive with, any business engaged in by the Company, any of its subsidiaries, or any of its affiliates involved in the office furniture business (“Affiliates”). Notwithstanding the foregoing, Executive may own, directly or indirectly, up to 1% of the outstanding capital stock of any business having a class of capital stock which is traded on any national stock exchange or in the over-the-counter market.

4.03. Confidentiality; Non-competition. (a) Executive agrees that she will not, at any time during or after the Term, make use of or divulge to any other person, firm or corporation any trade or business secret, any information pertaining to any business process, method or means, customer lists, details of contracts with or requirements of customers, any information pertaining to accounting methods, practices and procedures, financial records or financial condition, computer systems and software, sales or marketing plans, acquisition plans or candidates, Intellectual Property, as hereinafter defined, of the Company or any other subsidiaries or Affiliates, or any other written information treated as confidential or as a trade secret by the Company or any of its subsidiaries or Affiliates, which she may have learned or acquired in connection with her employment (collectively, “Confidential information”). Executive’s obligation under this Section 4.03(a) shall not apply to any information which (i) is known publicly; (ii) is in the public domain or hereafter enters the public domain without the fault of Executive; (iii) is known to Executive prior to her receipt of such information from the Company or any predecessor of the Company with which she was employed, as evidenced by written records of Executive or (iv) is hereafter disclosed to Executive by a third party which, to Executive’s knowledge, is not under an obligation of confidence to the Company. Executive agrees not to remove from the premises of the Company, except as an employee of the Company in pursuit of the business of the Company or except as specifically permitted in writing by the Company, any notes, memoranda, papers, documents, correspondence or writing (which shall include information recorded or stored in writing, on magnetic tape or disc, or otherwise stored for reproduction, whether by mechanical or electronic means and whether or not such reproduction will result in a permanent record being made) containing or reflecting any Confidential Information (“Documents”). Executive recognizes that all such Documents, whether developed by her or by someone else, will be the sole and exclusive property of the Company. Upon termination of her employment hereunder, Executive shall forthwith deliver to the Company all such Confidential Information, including without limitation all Documents, correspondence, and any other property held by her or under her control in relation to the business or affairs of the Company, and no copy of any Confidential Information shall be retained by her.

(b) Executive acknowledges and agrees that the Company owns all writings, trade names, trademarks, service marks, copyrights, database rights, domain name rights and other intellectual property and material registered or registrable or otherwise protected or protectable under state, federal or foreign patent, trademark, copyright or similar laws, including, without limitation, analytics, software, programs and models owned, developed or utilized by or on behalf of the Company or any of its subsidiaries or Affiliates in connection with its business (collectively “Intellectual Property”). Executive further agrees that she shall not at any time assert, and hereby waives, any claim of right against the Company or any of its subsidiaries, Affiliates or licensees with respect to the Intellectual Property.

(c) Upon any termination of Executive’s employment with the Company, the Executive shall not, for a period of one year from the date of such termination, directly or indirectly, whether as an employee, consultant, independent contractor, partner, joint venture or otherwise, (i) engage in any business activities which are competitive with any substantial type or kind of business activity conducted by the Company or any of its subsidiaries or Affiliates at the time of such termination (provided that Executive may own, directly or indirectly, up to 1% of the outstanding capital stock of any business having a class of capital stock which is traded on any national stock exchange, interdealer quotation system or in the over-the-counter market); (ii) solicit or induce, or in any manner attempt to solicit or induce, any person employed by, or as agent of, the Company or any of its subsidiaries or Affiliates to terminate such person’s contract of employment or agency, as the case may be, with the Company or any of its subsidiaries or Affiliates or (iii) divert, or attempt to divert, any person, concern, or entity from doing business with the Company or any of its subsidiaries or Affiliates, nor will she attempt to induce any such person, concern or entity to cease being a customer or supplier of the Company or any of its subsidiaries or Affiliates.

(d) Executive agrees that, at any time and from time to time during and after the Term, she will execute any and all documents which the Company may deem reasonably necessary or appropriate to effectuate the provisions of this Section 4.03. Additionally, Executive will at all times comply with Knoll, Inc.’s standard policies and procedures for employees including, without limitation, the Knoll, Inc. Insider Trading Policy, the Knoll, Inc. Code of Ethics and the Knoll, Inc. Foreign Corrupt Practices Act Policy and agrees to execute and deliver each of these documents to the Company.

4.04. Equitable Relief. Executive and the Company agree that the restrictions, prohibitions and other provisions of Article IV of this Agreement are reasonable, fair, and equitable in scope, terms, and duration, are necessary to protect the legitimate business interests of the Company and are a material inducement to the Company to enter into this Agreement. The Company and the Executive recognize that the services to be rendered under this Agreement by the Executive are special, unique and of extraordinary character, and that in the event of the breach by the Executive of the terms and conditions of this Agreement or if the Executive, without the prior consent of the Board, shall leave her employment for any reason and take any action in violation of this Article IV, the Company will be entitled to institute and prosecute proceedings in any court of competent jurisdiction referred to in Section 4.05 below, to enjoin the Executive from breaching the provisions of Article IV. In such action, the Company will not be required to plead or prove irreparable harm or lack of an adequate remedy at law. Nothing contained in this Article IV shall be construed to prevent the Company from seeking such other remedy in arbitration in case of any breach of this Agreement by the Executive, as the Company may elect.

4.05. Submission to Jurisdiction. Any proceeding or action must be commenced in the federal courts, or in the absence of federal jurisdiction in state court, in either case in Philadelphia, Pennsylvania. The Executive and the Company irrevocably and unconditionally submit to the jurisdiction of such courts and agree to take any and all future action necessary to submit to the jurisdiction of such courts. The Executive and the Company irrevocably waive any objection that they now have or hereafter may have to the laying of venue of any suit, action or proceeding brought in any court and further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Final judgment against the Executive or the Company in any such suit shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy or which shall be conclusive evidence of the fact and the account of any liability of the Executive or the Company therein described, or by appropriate proceedings under an applicable treaty or otherwise.

ARTICLE V

Termination

5.01. Termination by the Company. The Company shall have the right to terminate Executive’s employment at any time, with or without “Cause”. For purposes of this Agreement, “Cause” shall mean (i) Executive’s failure, neglect, or refusal to perform her duties which failure, neglect or refusal is not corrected by Executive within 30 days of her receipt of written notice from the Company of such failure, neglect or refusal, (ii) conduct by the Executive that has the effect of injuring the reputation or business of the Company or its affiliates, as determined by the Company; (iii) Executive’s continued or repeated absence from the Company, unless such absence is approved or excused; (iv) Executive’s use of illegal drugs or significant violations of the Company’s policies and procedures, as determined by the Company; (v) Executive’s conviction for the commission of a misdemeanor involving moral turpitude or a felony or any plea by Executive of guilty or “nolo contendere” to the charge of a misdemeanor involving moral turpitude or a felony; (vi) the Company’s reasonable suspicion of the Executive’s commission of an act of fraud, misappropriation or embezzlement against the Company or any of its affiliates, employees, customers or suppliers; or (vii) conduct substantially disloyal to the Company, as determined by the Company.

5.02. Death. In the event Executive dies during the Term, her employment shall automatically terminate effective on the date of her death and no further amounts will be paid to Executive or her personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

5.03. Disability. In the event that Executive shall suffer a disability which shall have prevented her from performing satisfactorily her obligations hereunder for a period of at least 90 consecutive days, or 180 nonconsecutive days within any 365 day period, the Company shall have the right to terminate Executive’s employment for “Disability,” such termination to be effective upon the giving of notice thereof to Executive in accordance with Section 6.02 hereof.

5.04. Compensation upon Termination. (a) In the event of termination of Executive’s employment by the Company (other than for Cause, death or Disability) during calendar years 2008 or 2009, the Company shall pay Executive an amount equal to 18 months of Executive’s Base Salary, payable in 18 equal monthly installments following the date of such termination. In the event of termination of Executive’s employment by the Company (other than for Cause, death or Disability) after December 31, 2009, or in the event of termination of Executive’s employment by the Company as a result of the Company’s failure to renew this Agreement, the Company shall pay Executive an amount equal to 12 months of Executive’s Base Salary, payable in twelve equal monthly installments following the date of such termination. Notwithstanding the foregoing, in order to comply with Internal Revenue Code Section 409A, the payout of all sums under this Section shall be as follows:

(i)	The first six monthly installments shall be paid to Executive on the six-month anniversary of the date of Executive’s termination of employment;

(ii)	The second six monthly installments shall be paid to Executive one installment each on the seventh, eighth, ninth, tenth, eleventh and twelve month anniversaries of the date of Executive’s termination of employment; and

(iii)	For termination during calendar year 2008 and 2009 only, the third six monthly installments shall be paid to Executive one installment each on the thirteenth, fourteenth, fifteenth, sixteenth, seventeenth and eighteenth month anniversaries of the date of Executive’s termination of employment.

(b) Executive will not be entitled to any compensation whatsoever if she terminates her employment with the Company; provided, however, that if Executive terminates her employment because Andrew Cogan ceases to be employed as CEO between January 1, 2010 and December 31, 2015 and Executive is not appointed by the Board as his replacement, the Company shall pay Executive an amount equal to 12 months of Executive’s Base Salary, payable in twelve equal monthly installments following the date of such termination, provided, further, that Executive must provide written notice to the Company of her decision to terminate within 30 days after a new CEO is appointed and Executive must continue her employment for a period of at least 120 days following such written notice. This provision shall not apply to the appointment of an “interim” CEO or other temporary provision. Notwithstanding the foregoing, in order to comply with Internal Revenue Code Section 409A, the payout of all sums under this Section shall be as follows:

(i)	The first six monthly installments shall be paid to Executive on the six-month anniversary of the date of Executive’s termination of employment;

(ii)	The second six monthly installments shall be paid to Executive one installment each on the seventh, eighth, ninth, tenth, eleventh and twelve month anniversaries of the date of Executive’s termination of employment.

(c) The Executive’s rights upon termination of employment with respect to stock options, restricted shares or other incentive awards shall be governed by the terms and conditions of any stock option agreements, restricted share agreements or as established by the Company with respect to such awards.

(d) Except as provided in this Section 5.04, Executive shall not be entitled to compensation as a result of any termination of her employment with the Company. All payments under Section 5.04 are contingent upon Executive’s execution of a release reasonably acceptable to the Company.

ARTICLE VI

Miscellaneous

6.01. Benefit of Agreement; Assignment; Beneficiary. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, including, without limitation, any corporation or person which may acquire all or substantially all of the Company’s assets or business, or with or into which the Company may be consolidated or merged. This Agreement shall also inure to the benefit of, and be enforceable by, the Executive and her personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive hereunder if she had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to the Executive’s beneficiary, devisee, legatee or other designee, or if there is no such designee, to the Executive’s estate.

6.02. Notices. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or if sent by telegram or telecopier or by registered or certified mail, postage prepaid, with return receipt requested, addressed: (a) in the case of the Company to: Knoll, Inc., Office of General Counsel, 1235 Water Street, East Greenville, Pennsylvania 18041, fax: (215) 679-1013, or to such other address and/or to the attention of such other person as the Company shall designate by written notice to Executive; and (b) in the case of Executive, to: Lynn M. Utter,                                         , or to such other address as Executive shall designate by written notice to the Company. Any notice given hereunder shall be deemed to have been given at the time of receipt thereof by the person to whom such notice is given.

6.03. Entire Agreement; Amendment. This Agreement contains the entire agreement of the parties hereto with respect to the terms and conditions of Executive’s employment during the term and supersedes any and all prior agreements and understandings, whether written or oral, between the parties hereto with respect to compensation due for services rendered hereunder, including that certain offer letter dated January 16, 2008. This Agreement may not be changed or modified except by an instrument in writing signed by both of the parties hereto.

6.04. Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

6.05. Headings. The Article and Section headings herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

6.06. Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the internal laws of the Commonwealth of Pennsylvania without reference to the principles of conflict of laws.

6.07. Agreement to Take Actions. Each party hereto shall execute and deliver such documents, certificates, agreements and other instruments, and shall take such other actions, as may be reasonably necessary or desirable in order to perform her or its obligations under this Agreement or to effectuate the purposes hereof.

6.08. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

6.09. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect.

6.10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement effective as of the date first above written.

Knoll, Inc.

By:	/s/ Barry L. McCabe
Name:	Barry L. McCabe
Title:	Executive Vice President & CFO

/s/ Lynn M. Utter
Lynn M. Utter

EXHIBIT A

RELOCATION EXPENSES

1. Expenses for moving personal property – the Company will pay the cost of moving Executive’s household furniture, personal property and the shipment of one automobile.

2. Expenses for purchasing a principle residence at the new location:

•	Title Search & Issuance of Abstract Title

•	State or Local Realty Transfer Taxes

•	Attorney’s Fees

•	Survey

•	Miscellaneous Costs

•	Recording Fees

•	Mortgage Appraisal Fee

•	Destination pre-purchase Appraisal

•	Credit Report for Mortgage

•	Mortgage Service Charge or Loan Origination Fee

•	Buyer’s Mortgage Discount Points

•	Travel costs related to house hunting trips for Executive and her family

3. Expenses for selling Executive’s residence:

•	Mortgage Satisfaction Fee

•	State or Local Sales or Realty Transfer Taxes

•	Attorney’s Fees

•	Survey Costs

•	Up to $50,000 to cover a share of Executive’s Real Estate Broker’s Commissions.

Note: Expenses associated with purchase and sale of principle residences are not to exceed the standard charges for such services in the area.